SUB-ITEM 77-E
LEGAL PROCEEDINGS

Since February 2004,
Federated and related
entities (collectively,
"Federated") have been
named as
defendants in several
lawsuits, that were
consolidated into a
single action in the
United States District
Court for the Western
District of Pennsylvania,
alleging excessive advisory
fees involving one of the
Federated-sponsored mutual
funds.  Without admitting
the validity of any claim,
Federated reached a final
settlement with the Plaintiffs
in these cases in April 2011.